CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated May 25, 2022, with respect to the financial statements of Allspring Disciplined Small Cap Fund (formerly, Wells Fargo Disciplined Small Cap Fund), Allspring Discovery Small Cap Growth Fund (formerly, Wells Fargo Fundamental Small Cap Growth Fund), Allspring Small Cap Fund (formerly, Wells Fargo Small Cap Fund), and Allspring Special Small Cap Fund (formerly, Wells Fargo Special Small Cap Value Fund), four of the funds comprising Allspring Funds Trust (formerly, Wells Fargo Funds Trust), as of March 31, 2022, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
July 25, 2022